GLOBAL INDUSTRIES, LTD.
                                   8000 Global Drive
                                Carlyss, Louisiana 70665


William J. Dore'
Chairman of the Board and
Chief Executive Officer

April 4, 2002


Dear Shareholder:

        I would like to cordially invite you to attend our Annual Meeting of Shareholders. The meeting will be held on Friday, May 17, 2002, at The Houstonian Hotel & Conference Center, 111 North Post Oak Lane, Houston, Texas, commencing at 10:00 a.m., local time. At this year's meeting, we will vote on the election of seven directors. We have attached a notice of meeting and a proxy statement that contains more information about this item and the meeting.

        Your vote is important to the Company. We encourage you to sign and return your proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend.

        Thank you for your interest in our Company.


                                 Sincerely yours,



                                 William J. Dore'









                                 GLOBAL INDUSTRIES, LTD.
                                   8000 Global Drive
                                Carlyss, Louisiana 70665


                     NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS


                                TO BE HELD ON MAY 17, 2002


Dear Shareholder:

        You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Global Industries, Ltd. on Friday, May 17,
2002.  The meeting will be held at The Houstonian Hotel &
Conference Center, 111 North Post Oak Lane, Houston, Texas, at
10:00 a.m., local time.

        As set forth in the accompanying Proxy Statement, the meeting will be held for the following purposes:

        1. To elect seven directors to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on April 1, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the 2002 Annual Meeting or any adjournment thereof. A list of shareholders will be available for examination at the Annual Meeting and at the office of the Company for the ten days prior to the Annual Meeting.

                                    By Order of the Board of Directors





                                    Timothy W. Miciotto
                                    Senior Vice President

Carlyss, Louisiana
April 4, 2002


        IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.




                                 GLOBAL INDUSTRIES, LTD.
                                   8000 Global Drive
                                Carlyss, Louisiana 70665



                 PROXY STATEMENT FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

                                To be held on May 17, 2002

        This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Global Industries, Ltd., a Louisiana corporation (the "Company" or "Global"), in connection with the solicitation by and on behalf of the Board of Directors of the Company of proxies for use at the 2002 Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held on Friday, May 17, 2002, at 10:00 a.m., local time, at The Houstonian Hotel & Conference Center, 111 Post Oak Lane, Houston, Texas, and any adjournment thereof. This Proxy Statement and the accompanying proxy card are being first mailed to shareholders on or about April 4, 2002.

        The execution and return of the enclosed proxy will not affect in any way a shareholder's right to attend the Annual Meeting. Furthermore, a shareholder may revoke his or her proxy at any time before it is exercised (a) by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or (b) by appearing and voting in person at the Annual Meeting. Unless otherwise marked, properly executed proxies in the form of the accompanying proxy card will be voted (i) FOR the election of the seven nominees to the Board of Directors of the Company listed below and (ii) in the discretion of the proxies on any other matter that properly comes before the Annual Meeting.

        On April 1, 2002, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting, the Company had outstanding 101,651,258 shares of Common Stock. The holders of Common Stock are entitled to one vote per share. The Common Stock is the only class of voting securities outstanding. The presence at the meeting in person or by proxy of the holders of a majority of the outstanding shares is necessary to constitute a quorum.



                           ELECTION OF DIRECTORS

        Pursuant to the Company's bylaws, the Board of Directors currently consists of seven positions. Seven Directors will be elected at the Annual Meeting to serve until the next annual meeting and until their successors are elected and qualified. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect each director. Accordingly, under Louisiana law, the Company's Amended and Restated Articles of Incorporation and bylaws, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote in favor of the nominees listed below. Each of the nominees is currently a director of the Company and was recommended by the Nominating Committee of the Board of Directors and nominated by the Board of Directors. Although the Company has no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board of Directors.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
OF EACH OF THE NOMINEES NAMED BELOW.

        Set forth below is the name and certain information regarding each of the seven nominees for election as a director:

        William J. Dore', 59, is the Company's founder and has been Chairman of the Board of Directors and Chief Executive Officer since 1973 and prior to June 2000, was also President. Mr. Dore' has over thirty years of experience in the diving and marine construction industry and is a past President of the Association of Diving Contractors and has served on the Board of Directors of the National Ocean Industries Association. In 2000, Mr. Dore' received the Horatio Alger Award for personal and professional achievement. He received a M.Ed. degree from McNeese State University.

        James C. Day, 59, joined the Board of Directors of the Company in February 1993. Mr. Day has been Chairman of the Board of Directors since October 1992, and Chief Executive Officer since January 1984, of Noble Drilling Corporation, a Houston, Texas based offshore drilling contractor. He previously also served as President of Noble Drilling. He serves as a Trustee of the Samuel Roberts Noble Foundation, Inc. He has served as Chairman of the International Association of Drilling Contractors, the National Ocean Industries Association, and currently serves on the Board of the American Petroleum Institute. Mr. Day received a BS degree in Business Administration from Phillips University.

        Edward P. Djerejian, 63, joined the Board of Directors of the Company in February 1996. Since August 1994, Mr. Djerejian has been the Director of the James A. Baker III Institute of Public Policy at Rice University. A former United States Ambassador, he served as U.S. Ambassador to Israel in 1994. During his more than thirty years in the United States Foreign Service, Mr. Djerejian served as U.S. Ambassador to the Syrian Arab Republic, and as Assistant Secretary of State for Near Eastern Affairs under Presidents Bush and Clinton. He received the Department of State's Distinguished Service Award in 1993 and the President's Distinguished Service Award in 1994. Mr. Djerejian is a graduate of the School of Foreign Service at Georgetown University and serves on the Board of Directors of Occidental Petroleum Corporation and Baker Hughes, Inc.

        Edgar G. Hotard, 58, joined the Board of Directors in May 1999. Mr. Hotard is an independent consultant/investor, having retired as President and Chief Operating Officer of Praxair, Inc. in January 1999 where he was first elected President and a Board Director in 1992. When Praxair was spun off from Union Carbide Corporation in 1992, Mr. Hotard was a Union Carbide corporate Vice-president. Mr. Hotard serves on the Board of Directors of EDGEN Corp., Global Power Equipment Group, Inc., and Home Care Supply Inc. He is Chairman of Spectral Genomics Inc., Surface Logix Inc., and Monitor Group (China). He currently serves on the Board of Directors of the US China Business Council, is the past Chairman of the Compressed Gas Association and a founding sponsor of the China Economic and Technology Alliance. In December 2000, he received the Great Wall Award from the municipality of Beijing, China. Mr. Hotard received a BS degree in Mechanical Engineering from Northwestern University.

        Richard A. Pattarozzi, 58, joined the Board of Directors of the Company in May 2000. Mr. Pattarozzi retired as Vice
President of Shell Oil Company in January 2000. He also previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. Mr. Pattarozzi serves on the Board of Directors of Stone Energy, Inc., Transocean Sedco Forex, Inc., OSCA, Inc., and Tidewater, Inc. He received a BS degree in Civil Engineering from the University of Illinois.

        James L. Payne, 65, joined the Board of Directors of the Company in December 2000. Since October 2001, Mr. Payne has been Chief Executive Officer and President of Nuevo Energy Corporation. Mr. Payne retired as Vice Chairman of Devon Energy, Inc. in January 2001. Prior to its merger with Devon Energy, Mr. Payne was Chief Executive Officer and Chairman of Santa Fe Snyder, Inc. Mr. Payne serves on the Board of Directors of Nabors Industries, B.J. Services Company and Nuevo Energy Corporation. Mr. Payne is a graduate of the Colorado School of Mines and received an MBA from Golden State University.

        Michael J. Pollock, 55, joined the Board of Directors of the Company in 1992. Mr. Pollock retired from the Company in February 1998. The Company employed him for eight years, most recently as Vice President, Chief Financial Officer and
Treasurer. From September 1990 to December 1992, Mr. Pollock was Treasurer and Chief Financial Officer of the Company and from December 1992 until April 1996 was Vice President, Chief Administrative Officer. Mr. Pollock currently serves as Director and Chief Executive Officer of CoStreet Communications, Inc., (formerly Orbis1 Carrier Services). He received a BS degree from the University of Louisiana-Lafayette. Mr. Pollock is a certified public accountant and a certified internal auditor.


                               DIRECTORS AND COMMITTEES

Attendance and Fees

        The Company's Board of Directors held six meetings during 2001. Each incumbent director attended more than 75% of the combined number of meetings of the Board of Directors and of the committees on which he served.

        All non-employee directors of the Company are entitled to receive an annual retainer of $40,000, paid semiannually, and are reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings. During 2001, each non-employee director received a $1,000 meeting fee for each Board meeting and committee meeting attended in person and $500 for each telephonic meeting attended. In addition, the chairman of each Board committee, who holds the position for a full year, is entitled to receive a $3,000 stipend.

        Under the Global Industries, Ltd. Non-Employee Directors Compensation Plan (the "Directors Compensation Plan"), each non-employee director may elect to defer receipt of all or part of his annual retainer and meeting fees. Each non-employee director may elect to have deferred fees (i) credited based on stock units which have the same value as the Company's Common Stock and increase or decrease in value to the full extent of any increase or decrease in the value of the Common Stock or (ii) credited with interest equivalents based on the prime rate of interest as published in The Wall Street Journal on the last day of each quarter. Also, each non-employee director may elect to receive up to $20,000 of his or her annual retainer and meeting fees in shares of the Company's Common Stock. Each non-employee director must elect to receive at least $20,000 of their retainer and meeting fees in Common Stock or stock units. Under the Directors Compensation Plan, 25,000 shares of Common Stock are reserved for issue to non-employee directors, of which 9,512 shares have been issued. During 2001, the directors had stock units credited to their account under the Directors Compensation Plan as follows:
Mr. Day - 4,546 stock units, Mr. Pattarozzi - 2,402 stock units, Mr. Payne - 3,377 stock units, and Mr. Pollock - 4,759 stock units. Mr. Djerejian and Mr. Hotard were each issued 2,546 shares of Common Stock under their 2001 payment election.

        During 2001, the Company paid $30,000 for consulting services to Mr. Djerejian for assistance with various special
Company projects.


Committees

        The Board of Directors has established the following standing committees:

        Compensation Committee. The Compensation Committee's responsibility is to approve the compensation arrangements for senior management of the Company, including establishment of salaries and bonuses and other compensation for executive officers of the Company; to approve any compensation plans in which officers and directors of the Company are eligible to participate and to administer such plans, including the granting of stock options or other benefits under any such plans; to review the Company's succession plan and to review significant issues that relate to changes in benefit plans. The Compensation Committee held five meetings during fiscal 2001. The Compensation Committee is currently comprised of three directors:
Mr. Hotard (Chairman), Mr. Djerejian, and Mr. Pattarozzi.

        Finance Committee. The Finance Committee's responsibility is to review financing and refinancing proposals and is currently comprised of four directors: Mr. Day (Chairman), Mr. Pattarozzi, Mr. Pollock and Mr. Payne. During 2001, the Finance Committee held two meetings.

        Nominating Committee. The Nominating Committee's primary responsibility is to recruit and recommend candidates for election to the Board of Directors. The Nominating Committee will consider director nominee suggestions made by shareholders. With respect to the procedures that must be followed in order for the nominations from shareholders to be considered, see "Shareholders Proposals and Director Nominations." This committee had one meeting during 2001 and is currently comprised of three directors: Mr. Djerejian (Chairman), Mr. Hotard and Mr. Payne.

        Audit Committee. The Audit Committee annually reviews and recommends to the full Board of Directors the firm to be engaged to audit the accounts of the Company and its subsidiaries. Additionally, the Audit Committee reviews with such independent auditor the plan and results of the auditing engagement and the scope and results of the Company's procedures for internal auditing, makes inquiries as to the adequacy of internal accounting controls, and considers the independence of the auditors. During fiscal 2001, the Audit Committee held five meetings. The Audit Committee is currently comprised of four directors: Mr. Pollock (Chairman), Mr. Day, Mr. Pattarozzi and
Mr. Payne. Each member of the Audit Committee is "independent" as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. The Board of Directors has adopted a written charter for the Audit Committee, which was included as an appendix to last year's proxy statement and a copy of which may be obtained from the Company without charge.

        Technical Health, Safety and Environment Committee. The Technical Health, Safety and Environment Committee's responsibility is to oversee the Company's Technical Health Safety and Environment practices. It reviews the status of the corporate safety program to ensure that the program provides for a safe and healthful work environment and sets targets and criteria for reportable performance by management. The Committee also reviews the status of systems and programs that assure the Company's compliance with environmental laws and regulations. This Committee had one meeting during 2001 and is currently comprised of four directors: Mr. Pattarozzi (Chairman), Mr. Djerejian, Mr. Hotard and Mr. Payne.


Report of the Audit Committee

        The Audit Committee has reviewed and discussed with the Company's management and Deloitte & Touche LLP, the Company's independent auditors for 2001, the audited financial statements of the Company contained in the Company's Annual Report to Shareholders for the year ended December 31, 2001. The Audit Committee has also discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

        The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (titled, "Independence Discussions with Audit Committees"), and has discussed with Deloitte & Touche LLP such independent auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to the Company by Deloitte & Touche LLP is compatible with maintaining their independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

        Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the preceding report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or incorporated by reference into any filing except to the extent this report is specifically incorporated by reference therein.


                                Audit Committee
                                Michael J. Pollock, Chairman
                                James C. Day
                                Richard A. Pattarozzi
                                James L. Payne


Certain Transactions

        The Company leases an office building and adjacent land on which it has built a training facility in Lafayette, Louisiana from William J. Dore', the Company's Chairman of the Board and Chief Executive Officer. The lease agreement with Mr. Dore' for the Lafayette office building and adjacent land currently provides for aggregate monthly lease payments of $3,917 and expired on December 31, 2001. The Company made aggregate lease payments to Mr. Dore' under the lease agreement of $47,004 during 2001. In January 2002, the lease agreement with Mr. Dore' was extended until December 31, 2004.



                                SECURITY OWNERSHIP

Stock Ownership of Directors and Executive Officers

        The table below sets forth the ownership of the Company's Common Stock, as of April 1, 2002, by (i) each of the Company's directors, (ii) each executive officer named in the Summary Compensation Table included under "Compensation of Executive Officers," and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons listed below have sole voting power and investment power over the shares beneficially held by them.


                                                Shares Owned Beneficially
                                                -------------------------
        Name                                        Number       Percent
        ----                                     ----------     -------
        William J. Dore' (1) (2)                  28,730,734      28.3%
        Peter S. Atkinson (2)                        102,168         *
        Timothy W. Miciotto(2)                        24,101         *
        James J. Dore' (2)                           304,487         *
        Nicolas A. Alvarado (2)                       18,000         *
        Robert L. Patrick (2)                         80,994         *
        James C. Day                                  14,424         *
        Edward P. Djerejian                           11,114         *
        Edgar G. Hotard                                3,546         *
        Michael J. Pollock                            11,677         *
        Richard A. Pattarozzi                             --         *
        James L. Payne                                10,000         *


        All directors and executive officers as a group
          (17 persons)                            29,709,919      29.2%

----------------------
*	Less than 1%
(1)  Includes 866,962 shares held by the Company's Retirement
Plan of which Mr. Dore' acts as Trustee. Mr. Dore' disclaims beneficial ownership of all of such shares except the 214,485 shares held by the Retirement Plan allocated to his account.

(2) Includes shares issued pursuant to restricted stock awards granted to Mr. William Dore' - 60,000 shares; Mr. Atkinson - 34,500 shares; Mr. Miciotto - 8,000 shares; Mr. Alvarado - 10,000 shares; Mr. Patrick - 22,333 shares, and all executive officers as a group - 202,833; shares allocated to such person's account in the Retirement Plan are as follows: Mr. Atkinson - 269; Mr. James Dore' - 11,453 shares; Mr. Patrick
- 728 shares; and all directors and executives as a group - 866,962; and the shares issuable upon exercise of stock options exercisable within sixty days as follows: Mr.
William Dore' - 210,400 shares; Mr. Atkinson - 65,000 shares; Mr. Miciotto - 3,000 shares; Mr. James Dore' -
188,400 shares; Mr. Alvarado - 8,000 shares; Mr. Patrick - 56,600 shares; and all directors and executive officers as a group - 845,300 shares.


Stock Ownership of Certain Beneficial Owners

        The following, to the Company's knowledge, as of the date of this proxy statement, are the only beneficial owners of 5% or more of the outstanding Common Stock except as shown in the table above.


Name and Address of                  Number of Shares         Percent
  Beneficial Owner                   of Common Stock         of Class
----------------------------         ----------------        --------
Mellon Financial Corporation           4,947,854(1)            5.3%(1)
One Mellon Center
Pittsburg, PA  15258

FMR Corporation                        8,976,355(2)            9.7%(2)
82 Devonshire Street
Boston, MA  02109
---------------------

(1) Based solely on information furnished in Schedule 13G filed with the Securities and Exchange Commission by such persons on January 24, 2002. Includes 3,772,929 shares of Common
Stock with sole voting and investment power.

(2) Based solely on information furnished in Schedule 13G filed with the Securities and Exchange Commission by such persons on February 14, 2002. Includes 1,076,695 shares of Common
Stock with sole voting and investment power.



                                COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth the cash compensation paid or accrued for services rendered in all capacities to the Company during the last three years to the Company's Chief Executive
Officer and each of the Company's other four most highly compensated executive officers who earned more than $100,000 in salary and bonus in the year ended December 31, 2001 (the "Named Executives").

                                            Annual Compensation                 Long-Term Compensation
                                      ---------------------------------   --------------------------------

                                                           Other Annual    Restricted      Securities         All Other
                                       Salary     Bonus    Compensation   Stock Awards  Underlying Options  Compensation
Name and Principal Position    Year      ($)       ($)        ($)(2)         ($)(3)           (#)              ($)(4)
---------------------------    ----    -------   --------- ------------   ------------  ------------------  ------------
William J. Dore'               2001    328,125     --          8,742           --            172,000           3,362
  Chairman of the Board        2000    337,500     --         12,843         213,750         176,000           7,652
  and Chief Executive          1999    282,500     --         27,204         482,500         200,000           3,050
  Officer

Peter S. Atkinson              2001    190,000     --          5,400           --             62,000           3,284
  President                    2000    193,750     --          6,900         213,750          60,000           5,469
                               1999    139,875   10,000       31,757         150,781          60,000           1,518

Timothy W. Miciotto (5)        2001    156,750     --          5,400           --             36,000           1,658
  Senior Vice President,       2000     96,250     --         18,400         141,000          15,000           1,346
  Chief Financial Officer

James J. Dore'                 2001    147,250     --          5,400           --             30,000           2,836
  Senior Vice President,       2000    150,000   13,333 (1)    5,400           --             40,000           4,932
  Diving, and Special          1999    129,094     --          5,400           --             10,000           2,192
  Services

Nicolas A. Alvarado (6)        2001    144,375     --          4,316           --             40,000             595
  Senior Vice President,       2000    106,250     --          2,322         116,250          20,000             516
  Worldwide Business
    Development and Latin
  America

Robert L. Patrick              2001    144,375     --          5,400           --             22,000           2,815
  Senior Vice President,       2000    138,300     --          5,400         160,313          50,000           4,095
  Project Management           1999     97,250     --          1,575          20,125          15,000           1,927
  Services

---------------------------


(1) Includes amounts awarded under the Company's Performance Bonus Plan adopted in 1998 pursuant to which performance awards granted in 1998 are paid in three annual installments with the first being paid at the time of award. Under this plan, Mr.
James Dore' received an award of $40,000, of which 2/3 was paid during the year ended December 31, 1998, and 1/3 was paid in February 2000.

(2) Amounts shown include the following: (i) Mr. William Dore' for all years presented, primarily represents expenditures paid or incurred by the Company for Mr. Dore''s personal account which were not reimbursed and were included in his income for tax purposes; (ii) Mr. Atkinson for 2001, 2000 and 1999:
relocation bonus, living allowance, and/or moving expenses -
$0, $1,500, and $26,357, respectively; auto allowance -
$5,400, $5,400, and $5,400 respectively; (iii) Mr. Miciotto for 2001 and 2000: relocation bonus, living allowance, and/or moving expenses - $0, and $15,250, respectively; automobile allowance and/or value of personal use of Company automobile - $5,400 and $3,150, respectively, (iv) Mr. James Dore' for
2001, 2000 and 1999: automobile allowance and/or value of personal use of Company automobile - $5,400, $5,400, and $5,400, respectively; and (v) Mr. Alvarado for 2001 and 2000: automobile allowance and/or value of personal use of Company automobile - $4,316 and $2,322, respectively. (vi) Mr.
Patrick for 2001, 2000, and 1999: automobile allowance and/or value of personal use of Company automobile - $5,400, $5,400, and $1,575 respectively.

(3) Based on the closing price of the Company's Common Stock on the date of grant. On December 31, 2001, the aggregate number of restricted shares held by Messrs. William Dore', Atkinson, Miciotto, James Dore', Alvarado, and Patrick, was 60,000, 34,500, 8,000, -0-, 10,000, and 22,333, respectively; and the aggregate value of such shares held by each based upon the $8.90 market value on December 31, 2001, was $534,000,
$307,050, $71,200, $0, $89,000, and $198,764, respectively.
The Company does not currently pay dividends on Common Stock; however, it would pay dividends on the restricted stock should its dividend policy change.

(4) For each year, includes the aggregate value of contributions and allocations to the Company's Profit Sharing and Retirement Plan, matching Company contributions to the Company's 401(k) plan, and the value of term life insurance coverage provided. During 2001: (i) contributions and allocations to the Company's Profit Sharing and Retirement Plan were: Mr. William Dore' - $1,840; Mr. Atkinson - $1,840; Mr. James Dore' -
$1,624; and Mr. Patrick - $1,497; (ii) matching contributions to the Company's 401(k) plan were: Mr. Atkinson, Mr. Miciotto, Mr. James Dore' and Mr. Patrick, - $1,000 each; (iii) the value of term life insurance coverage provided was: Mr.
William Dore' - $1,522; Mr. Atkinson - $444; Mr. Miciotto -
$658; Mr. James Dore' - $213; Mr. Alvarado - $595; and Mr.
Patrick - $318.

(5) Mr. Miciotto joined the Company in June 2000.

(6) Mr. Alvarado joined the Company in April 2000.


        The following table contains information concerning grants of stock options under the Company's Stock Option Plans to the Named Executives during 2001.


                                Option Grants During the Last Fiscal Year

                                              Individual Grants
                     ---------------------------------------------------------------------
                                    % of Total                                                 Potential Realizable Value at
                                    Options                                                 Assumed Annual Rate of Stock Price
                                    Granted to    Fair Market                               Appreciation for Option Term ($)(2)
                      Options      Employees in  Value on date  Exercise Price  Expiration  -----------------------------------
Name                  Granted (1)   Fiscal Year  of Grant ($)   Per Share ($)     Date          0%          5%          10%
-------------------  ------------  ------------  -------------  --------------  ----------  -------- ------------  -----------
William J. Dore'      172,000         9.5%          9.50           9.50          8/7/11        --      1,027,614    2,604,175
Peter S. Atkinson      62,000         3.4%          9.50           9.50          8/7/11        --        370,419      938,714
Timothy W. Miciotto    36,000         2.0%          9.50           9.50          8/7/11        --        215,082      545,060
James J. Dore'         30,000         1.7%          9.50           9.50          8/7/11        --        179,235      454,217
Nicolas A. Alvarado    40,000         2.2%          9.50           9.50          8/7/11        --        238,980      605,622
Robert L. Patrick      22,000         1.2%          9.50           9.50          8/7/11        --        131,439      333,092

-------------------

(1)  All options vest 20% on each anniversary of the date of grant.
(2) The potential realizable value reflects price appreciation over the option exercise price.


        The table below sets forth the aggregate option exercises during the year ended December 31, 2001 and the value of outstanding options at December 31, 2001 held by the Named Executives.



                         Aggregated Option Exercises During Fiscal 2001
                                and Option Values at Period End

                                                   Securities        Value of
                                                   Underlying       Unexercised
                                                   Unexercised      In-the-Money
                                                    Options at       Options at
                                                  Period End (#)   Period End ($)(*)
                                                  ---------------  -----------------
                         Shares
                      Acquired on     Value         Exercisable/     Exercisable/
Name                  Exercise (#)  Realized ($)   Unexercisable    Unexercisable
-------------------  -------------  ------------  ---------------  -----------------
William J. Dore'          --             --       175,200 / 472,800              0 / 0
Peter S. Atkinson         --             --        51,000 / 156,000      33,081/23,387
Timothy W. Miciotto       --             --         3,000 / 48,000               0 / 0
James J. Dore'            --             --       178,400 / 76,000  1,107,219 / 12,100
Nicolas A. Alvarado       --             --         4,000 / 56,000               0 / 0
Robert L. Patrick         --             --        45,600 / 72,000     1,200 / 154,790

-------------------


(*)  Based on the difference between the closing sale price of the Common
 Stock of $8.90 on December 31, 2001, and the exercise price.

        The Company's 1992 Stock Option Plan and the 1998 Equity Incentive Plan (the "Option Plans") provide that, upon a change of control, the Compensation Committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash in accordance with the Option Plans, adjust the outstanding options as appropriate to reflect such change of control, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. The Option Plans provide that a change of control occurs if any person, entity or group (other than William J. Dore' and his affiliates) acquires or gains ownership or control of more than 50% of the outstanding Common Stock or, if after certain enumerated transactions, the persons who were directors before such transaction cease to constitute a majority of the Board of Directors.

	The Company has authorized agreements with certain of the officers of the Company, including all of the Named Executives that provide certain severance benefits in the event their employment is terminated under certain circumstances within two years following a change of control of the Company. The agreements are for a term of one year and automatically renew each January 1 absent notice to the contrary from the Company, however, if a change of control occurs during the term of the agreement, the agreement cannot terminate until two years after the change of control.

        The agreements provide that if the Company terminates the Named Executive's employment other than due to death, disability, retirement or cause, or if the Named Executive terminates his employment with the Company for "good reason," in each case within two years following a change in control, then he shall be entitled to the following benefits and payments: (1) a payment equal to the Named Executive's full base salary through the date of termination plus a pro rata payment based on the highest bonus or incentive compensation received in any one of the three fiscal years immediately preceding the fiscal year in which the termination occurred, or the number of days elapsed in the fiscal year in which the termination occurs; (2) a payment equal to in the case of Messrs. William Dore', Atkinson, Miciotto and James Dore'
2.99 times and in the case of Messrs. Alvarado and Patrick 1.00 times the higher of (i) the highest base salary plus any bonus paid to such executive in any one of the five fiscal years preceding the fiscal year in which the termination occurred or
(ii) such executive's annualized includable compensation for the base period (as defined in Section 280G(d)(1)of the Internal
Revenue Code); (3) all stock options held by such executive
(whether or not then exercisable) shall be surrendered to the Company in exchange for a cash payment equal to the difference between the exercise price and the closing price of the Company's common stock on the date of notice of termination, and all restrictions on any restricted stock granted to such executive shall lapse; (4) a payment of the difference between what such executive is entitled to receive under the Company's retirement plans upon his termination and the amount he would have been entitled to had he been fully vested under such plans upon his termination; (5) continued welfare benefit coverage for two years following his termination, or retiree medical benefits for life, if such executive would have been entitled to such benefits had he voluntarily retired on such date; and (6) certain other expenses or losses related to such executive's termination. In the case of Messrs. Alvarado and Patrick, the aggregate compensation payable under the change in control agreement and any other payments that constitute "parachute payments" (as defined in Section 280G(b)(2) of the Internal Revenue Code), shall be reduced to an amount that is one dollar less than three times his annualized includable compensation. In the case of the other named executives, if any payments would be subject to any excise tax imposed by Section 4999 of the Internal Revenue Code then the aggregate compensation payable under the agreement will be increased in an amount necessary to pay such excise taxes and all taxes owed on such additional payments. If the Named
Executive's employment is terminated for cause, then he shall be entitled only to receive his current salary plus any incentive compensation through the date notice of termination is given. If the Named Executive is unable to perform his duties due to incapacity after a change of control, he will continue to receive his full base salary and incentive compensation at the rate then in effect until the agreement is terminated.

        Generally a change of control occurs if a person or group acquires 50% or more of the voting stock of the Company, or a merger or sale or transfer of substantially all of the Company's assets or after a contested election, persons who were directors before such election cease to constitute a majority of the Board of Directors.



Compensation Committee Report on Executive Compensation

        The Compensation Committee of the Board of Directors administers the Company's executive compensation. The Compensation Committee's responsibility is to set the compensation philosophy for the Company's executive officers, to approve and administer the Company's incentive and benefit plans, to monitor the performance and compensation of executive officers and other key employees and to set compensation and make awards under the Company's incentive plans that are consistent with the Company's compensation philosophy and the performance of the Company and its executive officers. The Compensation Committee believes that shareholders are best served when the compensation structure for executive officers focuses them on building long-term shareholder value while not neglecting current earnings. Total compensation for the Company's Chief Executive Officer is based upon the same factors and determined in the same way, as the Company's other executive officers.

        The Company's executive compensation program consists of three principal elements: (1) base salary, (2) potential for annual incentive compensation awards, which provide for cash bonuses based on overall Company performance as well as individual performance, and (3) opportunities to earn long-term stock-based awards which provide long-term incentives that are intended to encourage the achievement of superior results over time and to align the interests of executive officers with those of shareholders. The annual incentive compensation awards and long-term stock-based awards constitute the performance-based portion of total compensation.

        The compensation program is structured to provide senior management with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications in other similarly situated organizations. Peer companies are specifically utilized by the Compensation Committee in evaluating compensation levels of all executives; however, the Compensation Committee also receives advice from time to time regarding compensation levels from Towers Perrin, an outside compensation consulting firm, which utilizes a number of other sources, including information from other companies.

        Effective January 1, 2001, the Compensation Committee of the Board of Directors implemented share ownership guidelines for all executives. These new ownership guidelines require that all executives hold a minimum number of shares of Global Industries stock equal to five, three, or one times their base salary in market value (i.e., number of shares multiplied by share price) for the Chief Executive Officer; President and Chief Financial Officer; and all other executives, respectively. Each executive will be required to meet the guideline of ownership stated above within five years.

        Base Salary Program. The Compensation Committee establishes base salary levels of the Chief Executive Officer and other executive officers after review of salary survey data of other companies in the oil field service industry having annual sales or revenues generally similar in size to the Company, with particular emphasis given to those other companies in the same geographic area as the Company. By reviewing the salary data of such other companies from time to time, the Compensation
Committee intends to try to ensure that the base salaries established by the Compensation Committee are generally within the range of base salaries paid by the other companies. The base salaries established for each executive officer also takes into account the executive's particular experience and level of responsibility.

        Base salaries of the executive officers are reviewed annually, with adjustments made based on any updated salary data, increases in the cost of living, job performance of the executive officer over time, the expansion of duties and responsibilities, if any, of the executive officer and general market salary levels. No specific weight or emphasis is placed on any one of these factors. In 2001, the Compensation Committee did not increase the base salary of the Chief Executive Officer, Mr. William Dore', or the base salary of the other Named Executives. In October 2001, in order to reduce costs a Company-wide temporary salary reduction program was instituted with a reduction of 15% to 25% for executive officers. The salary reduction program was subsequently rescinded in March 2002 wherein the base salaries of the executive officers, including the Chief Executive Officer, were reinstated to their previous levels.

        Short-Term Incentive Compensation. Annual incentive compensation awards enable the executives and other key employees of the Company to earn annual cash bonuses, based upon the Company's financial results meeting or exceeding goals as well as individual performance. The Company's short-term incentive plan is designed to provide a total cash compensation package that at expected levels of performance targets the 50th percentile for peer group companies. Considering the Company's performance relative to goals, the Compensation Committee recommends incentive compensation awards and contributions to the Company's defined contribution profit sharing retirement plan. Based on the Company's performance, during 2001, 2000 and 1999, the Chief Executive and other Named Executives did not receive an incentive award. During 2001, the Chief Executive Officer received a profit sharing and retirement plan contribution of $1,840, and the other Named Executives received contributions totaling $4,961. During the year ended March 31, 1998, the Company adopted a Performance Bonus Plan to provide for awards to key employees, including executive officers. The performance bonus awards are paid in three equal installments, with the first installment paid at the time of the award. The Chief Executive Officer did not receive a performance bonus award in the year ended March 31, 1998 and the other Named Executives received total awards of $80,000 of which one-third was paid in the year ended March 31, 1998, one-third was paid in the nine months ended December 31, 1998, and the final one-third was paid in February 2000. Based on the Company's performance, no performance bonus awards have been made since 1998.

        Long-Term Incentive Compensation. The long-term incentive portion of the Company's executive compensation plan is administered through the Company's Option Plans, each established by the Board of Directors of the Company to provide a means by which certain employees of the Company, including executive officers, could not only be paid competitively, but also develop an economic interest, through ownership in the Company's common stock, in the financial success of the Company. After reviewing the stock option and restricted stock award position of each executive officer and reviewing competitive compensation data, the Compensation Committee makes awards to certain executive officers and other key employees, in order to enhance the recipients' desire to remain with the Company and devote their best efforts to its business by more closely aligning executives' and shareholders' long-term interests. During 2001, the Company granted 172,000 stock options and no restricted stock awards to the Chief Executive Officer, and granted a total of 190,000 options and no shares of restricted stock to the other Named Executives.

        Section 162(m). Section 162(m) of the Internal Revenue Code ("Section 162(m)"), enacted in 1993, imposes a limit of $1 million, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to each of its chief executive officer and four other most highly compensated executive officers. None of the Company's executive officers currently receives compensation exceeding the limits imposed by Section 162(m).
While the Compensation Committee cannot predict with certainty how the Company's executive compensation might be affected in the future by the Section 162(m) or applicable tax regulations issued thereunder, the Compensation Committee intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company's executive compensation program as described in this report.


                                 Compensation Committee
                                 Edgar G. Hotard, Chairman
                                 Edward P. Djerejian
                                 Richard A. Pattarozzi




COMPARATIVE STOCK PERFORMANCE

        The Performance Graph below compares the cumulative total shareholder return on the Company's common stock, based on the market price of the common stock, with the cumulative total return of the Standard & Poor's 500 Index (the "S&P 500 Index") and a weighted index peer group of six companies (the "Peer Group"). The Peer Group is comprised of Stolt Comex Seaway
S.A., Noble Drilling Corporation, Cal Dive International,
Horizon Offshore, Oceaneering International, Inc., and Offshore Logistics, Inc. The Original Peer Group is comprised of Stolt Comex Seaway S.A., Noble Drilling Corporation, Coflexip, S.A., Cal Dive International, Horizon Offshore, Oceaneering International, Inc., and Offshore Logistics, Inc. In 2001, the Company omitted Coflexip, S.A., (which was acquired on September 28, 2001 by Technip, S.A.) and ceased to be a separate publicly traded entity. Cumulative total return is based on annual total return, which assumes reinvested dividends for the period shown in the Performance Graph and assumes that $100 was invested on March 31, 1997, in each of Global, the S&P 500 Index, the Peer Group, and the Original Peer Group. The Peer Group and the Original Peer Group investment are weighted at the beginning of each period based on the market capitalization of each individual company within the group. The results shown in the graph below are not necessarily indicative of future performance.


                         Comparison of Cumulative Total Return


                      March  March   December  December  December  December
                        31,     31,       31,     31,       31,       31,
                       1997    1998    1998(1)   1999      2000     2001(2)
                      ------  ------  --------  --------  --------  --------
Global Industries      $100    $191     $57       $81       $128       $83
S&P 500                $100    $146    $162      $194       $174      $152
Peer Group             $100    $164     $74      $169       $226      $177
Original Peer Group    $100    $180     $89      $148       $214      $220
-------------------

(1) Return for the period ended December 31, 1998 reflects a nine-month period that corresponds with the change in the Company's fiscal year end.

(2) Original Peer Group for December 31, 2001 reflects six securities; earlier time points include Coflexip, S.A., which was acquired by Technip, S.A. on September 28, 2001





                SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

        Shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be directors, subject to the formal procedures that have been established.


Proposals for 2003 Annual Meeting

        Pursuant to rules promulgated by the Securities and Exchange Commission, any proposals of shareholders of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 2003 and included in the Company's proxy statement and form of proxy relating to that meeting, must be received at the Company's principal executive offices, 8000
Global Drive, Carlyss, Louisiana 70665, no later than December 5, 2002. Such proposals must be in conformity with all applicable legal provisions, including Rule 14a-8 of the General Rules and Regulations under the Securities Exchange Act.

        In addition to the Securities and Exchange Commission rules described in the preceding paragraph, the Company's bylaws provide that for business to be properly brought before any annual meeting of shareholders, it must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who shall be entitled to vote at such meeting and who complies with the following notice procedures. For business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before such annual meeting to the Secretary of the Company. To be timely for the 2003 Annual Meeting, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, on or before
February 16, 2003. A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the class and number of shares of voting stock of the Company which are owned beneficially by the shareholder, (d) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting, and
(e) a description of any material interest of the shareholder in such business. A shareholder must also comply with all applicable requirements of the Securities Exchange Act and the Rules and Regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.


Nominations for 2003 Annual Meeting and for Any Special Meetings

        Pursuant to the Company's bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders only (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board of Directors, must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received at the Company's principal executive offices, 8000 Global Drive, Carlyss, Louisiana 70665, (i) with respect to an election to be held at the 2003 Annual Meeting on or before February 16, 2003, and (ii) with respect to any election to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. A shareholder's notice to the Secretary of the Company must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company's books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person who is validly designated as a nominee for election as a director shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. A shareholder must also comply with all applicable requirements of the Securities Exchange Act and the Rules and Regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.



              SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        The Company believes, based upon a review of the forms and amendments furnished to it, that during the year ended December 31, 2001, the Company's directors and officers complied with the filing requirements under Section 16(a) of the Securities
Exchange Act, except that Mr. William Dore', an executive officer of the Company, who was late in filing one statement of changes in beneficial ownership on a Form 4 with respect to one transaction.



                   RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        Deloitte & Touche LLP, independent public accountants, have been the principal independent auditors for the Company since October 1991. The Company expects that they will continue as the Company's principal independent auditors for 2002.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.


Audit Fees

        The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $331,000.


Financial Information Systems Design and Implementation Fees

        There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the year ended December 31, 2001.


All Other Fees

        The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the year ended December 31, 2001 were $298,690, including audit related services of $240,890 and other non-audit services of $57,800. Audit related services include fees for statutory and employee benefit plan audits. Other non-audit services are mainly comprised of tax return preparation fees in certain of the Company's foreign jurisdictions.




                                  GENERAL

        The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

        The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, special letter, telephone, telegram or otherwise. Brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record will be requested to forward solicitation materials to the beneficial owners thereof and will be reimbursed by the Company for their expenses. The Company has retained the services of American Stock Transfer & Trust Company to assist in the solicitation of proxies either in person or by mail, telephone or telegram, at an estimated cost of $18,000, plus expenses.



                          ANNUAL REPORT AND FORM 10-K

        The Company's Annual Report to Shareholders containing audited financial statements for the year ended December 31, 2001, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The Annual Report to Shareholders does not constitute a part of this proxy soliciting material.

        A copy of the Annual Report on Form 10-K as filed with the Securities and Exchange Commission may be obtained, without charge, by writing the Company, Global Industries, Ltd., 8000
Global Drive, Carlyss, Louisiana 70665, Attention: Investor
Relations.


             DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

        Shareholders who share a single address, will receive only one annual report and proxy statement to that address unless we received instructions to the contrary from any shareholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a shareholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact at the Company's Investor Relations
Department at 337-583-5000 or write to Investor Relations, 8000 Global Drive, Carlyss, Louisiana 70665. If you are a shareholder of record receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other holder of record, you can request householding by contacting the holder of record.








                                    (Front of Card)



PROXY                            GLOBAL INDUSTRIES, LTD.
                             Proxy for 2002 Annual Meeting

                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints William J. Dore' and Peter
S. Atkinson, and each of them, with or without the other, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the 2002 Annual Meeting of Shareholders of Global Industries, Ltd. (the "Company"), to be held in Houston, Texas on May 17, 2002, at 10:00 a.m. (local time) and all adjournments and postponements thereof as follows:

      (1)  Election of Directors.

           [ ]  FOR all nominees listed      [ ]  WITHHOLD AUTHORITY
                below (except as marked           to vote for all
                to the contrary below).           nominees listed below.

      INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

             William J. Dore'  James C. Day           Edward P. Djerejian
             Edgar G. Hotard   Richard A. Pattarozzi  James L. Payne
             Michael J. Pollock

        (2) In their discretion, upon any other business which may properly come before said meeting.


                                  (continued on reverse side)




                                    (Back of Card)



        This Proxy will be voted as you specify on the reverse side hereof. If no specification is made, this Proxy will be voted with respect to item (1) FOR the nominees listed, with respect to item and in accordance with the judgment of the persons voting the Proxy with respect to any other matters which may properly be presented at the meeting. Receipt of the Notice of the 2002
Annual Meeting and the related Proxy Statement is hereby acknowledged.

                              Dated:___________________________, 2002

                              _______________________________________
                                                            Signature
                              _______________________________________
                                           Signature, if jointly held


                              Please sign your name exactly as it
                              appears hereon.  Joint owners must
                              each sign.  When signing as
                              attorney, executor, administrator,
                              trustee or guardian, please give
                              full title as it appears hereon.
                              If held by a corporation, please
                              sign in the full corporate name by
                              the president or other authorized
                              officer.


	PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
            PROMPTLY USING THE ENCLOSED ENVELOPE.